Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. and F&M Bank Announces

Updates to Board of Directors

Kevin Frey Appointed to Board of Directors

Dr. K. Brad Stamm to Retire from Board of Directors

ARCHBOLD, OHIO, October 24, 2024 –F&M Bank (“F&M”), an Archbold, Ohio-based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) announced updates to its Board of Directors. On October 22, 2024, Kevin Frey was appointed to the Board of Directors of both the Company and the Bank. In addition to this new appointment, F&M announced the retirement of Dr. K. Brad Stamm from the Board of Directors.

“On behalf of F&M’s Board of Directors, I am thrilled to welcome Kevin to our team. With deep roots in our legacy market and a wealth of experience as Vice President of Frey & Sons, he brings invaluable insights that will strengthen our connection to the communities we serve,” said F&M’s Chairman Andrew Briggs. “We look forward to his contributions as we continue to grow while staying true to the values guiding F&M for generations.”

Frey is the Vice President of Frey & Sons, Inc., a family-owned real estate brokerage and auction company that was incorporated in 1963 and is headquartered in Archbold, Ohio. Frey is the Principal Broker and lead Auctioneer for Frey & Sons. The company specializes in real estate auctions and sales in Northwest Ohio and heavy equipment auctions across the Midwest. Frey also manages a portfolio of multifamily, commercial, and agricultural properties and is a member of the Board of Directors for Yoder & Frey, Inc., a farm and machinery auction yard. Frey received a Bachelor of Arts in accounting from Goshen College and worked as a Certified Public Accountant from 1996-2003. He is a member of the National Association of Realtors, Ohio Association of Realtors, National Auctions Association, and Ohio Auctioneers Association.

Dr. Stamm joined the Board in November of 2016 and served with distinction throughout his tenure. He is the President and Educational Consultant of Stamm Management Group. A celebration in honor of Dr. Stamm’s contributions was held on October 22, 2024. His final day as a Board member will be October 25, 2024.

“Brad has been an instrumental part of our Board for nearly eight years, and his dedication and leadership will be greatly missed,” said President and CEO of F&M, Lars Eller. “We wish him all the best and express our deepest gratitude for his service to F&M.”

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and we have Loan Production Offices in West Bloomfield, Michigan; Muncie, Indiana; and Perrysburg and Bryan, Ohio.

Safe harbor statement

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.